Exhibit 99.1

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2013 AND 2012

(UNAUDITED)

TABLE OF CONTENTS

Page
Number

Financial Statements:

Statement of Income for the three and six months ended June 30, 2013 and 2012	3

Balance Sheet as of June 30, 2013 and 2012	4

Statement of Cash Flows for the six months ended June 30, 2013 and 2012	6

Statement of Changes in Shareholder's Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2013	2012	2013	2012

Operating Revenues	$185,458	$179,186	$383,172	$369,692

Operating Expenses
Operation
Purchased power	30,193	34,358	68,682	75,016
Operation and maintenance	55,155	52,257	111,212	108,423
Transmission wholesale	18,517	17,234	37,335	33,282
Depreciation and amortization	26,175	24,660	52,498	48,632
Taxes - other than income taxes	18,814	15,810	38,264	32,228
Total Operating Expenses	148,854	144,319	307,991	297,581
Operating Income	36,604	34,867	75,181	72,111

Other Income and (Deductions), net	4,368	3,434	9,872	9,511

Interest Charges, net
Interest on long-term debt	9,835	9,845	19,668	18,967
Other interest, net	(175)	348	(293)	1,700
	9,660	10,193	19,375	20,667
Amortization of debt expense and redemption premiums	359	352	712	717
Total Interest Charges, net	10,019	10,545	20,087	21,384

Income from Equity Investments	3,848	3,915	7,660	8,402

Income Before Income Taxes	34,801	31,671	72,626	68,640

Income Taxes	13,761	12,996	28,441	28,320

Net Income	$21,040	$18,675	$44,185	$40,320

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)

	June 30, 2013	June 30, 2012
Current Assets
Unrestricted cash and temporary cash investments	$4,713	$1,498
Restricted cash	1,616	3,960
Accounts receivable less allowance of $3,000 and $3,400, respectively	95,278	88,171
Unbilled revenues	43,971	41,908
Current regulatory assets (Note A)	81,901	64,651
Deferred income taxes	28,595	20,902
Refundable taxes	-	22,203
Current portion of derivative assets (Note A)	9,380	11,410
Other accounts receivable	14,653	10,942
Other	8,775	6,873
Total Current Assets	288,882	272,518

Other investments
Equity investment in GenConn (Note A)	122,680	126,554
Other	7,095	6,238
Total Other investments	129,775	132,792

Net Property, Plant and Equipment	1,726,849	1,579,654

Regulatory Assets (future amounts due from customers through the ratemaking process) (Note A)	671,033	644,325

Deferred Charges and Other Assets
Unamortized debt issuance expenses	6,526	7,227
Other long-term receivable	1,499	1,276
Derivative assets (Note A)	49,320	70,161
Other	9,404	12,970
Total Deferred Charges and Other Assets	66,749	91,634

Total Assets	$2,883,288	$2,720,923

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)

	June 30, 2013	June 30, 2012
Current Liabilities
Current portion of long-term debt	$88,000	$25,000
Accounts payable	79,196	79,820
Dividends payable	-	19,600
Accrued liabilities	23,522	24,822
Current regulatory liabilities (Note A)	16,016	11,954
Taxes accrued	40,343	9,245
Interest accrued	10,966	10,968
Current portion of derivative liabilities (Note A)	27,486	30,332
Total Current Liabilities	285,529	211,741

Noncurrent Liabilities
Pension accrued	180,455	133,003
Connecticut Yankee contract obligation (Note J)	-	12,718
Other post-retirement benefits accrued	60,422	46,137
Derivative liabilities (Note A)	184,556	229,563
Other	6,042	19,631
Total Noncurrent Liabilities	431,475	441,052

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	469,283	433,325

Regulatory Liabilities (future amounts owed to customers through the ratemaking process) (Note A)	130,836	96,143

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	770,460	770,460

Common Stock Equity
Common stock	1	1
Paid-in capital	629,730	629,730
Retained earnings	165,974	138,471
Net Common Stock Equity	795,705	768,202

Total Capitalization	1,566,165	1,538,662

Total Liabilities and Capitalization	$2,883,288	$2,720,923

The accompanying Notes to the Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Cash Flows From Operating Activities
Net income	$44,185	$40,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,210	49,349
Deferred income taxes	16,234	36,522
Allowance for funds used during construction (AFUDC) - equity	(4,573)	(3,522)
Stock-based compensation expense (Note A)	275	330
Pension expense	13,209	10,652
Undistributed earnings in equity investments	(7,660)	(8,402)
Excess generation service charge	(6,103)	(2,278)
Deferred Transmission (income) expense	(3,382)	(22,278)
Other non-cash items, net	(3,289)	(2,298)
Changes in:
Accounts receivable, net	(1,422)	(1,493)
Unbilled revenues	(394)	(4,033)
Cash distributions from GenConn	7,704	12,925
Accounts payable	(8,581)	(13,187)
Taxes accrued/refundable, net	9,254	24,457
Accrued liabilities	(2,527)	(4,371)
Accrued pension	(19,786)	(21,031)
Other assets	(727)	978
Other liabilities	(1,148)	578
Total Adjustments	40,294	52,898
Net Cash provided by Operating Activities	84,479	93,217

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(83,127)	(95,185)
Cash distributions from GenConn	2,063	-
Changes in restricted cash	1,189	2,579
Deposits in New England East West Solution (NEEWS) (Note C)	(527)	(3,330)
Net Cash used in Investing Activities	(80,402)	(95,936)

Cash Flows from Financing Activities
Issuances of long-term debt	-	203,500
Payment of long-term debt	-	(103,500)
Equity infusion from parent	-	100,000
Line of credit borrowings (repayments), net	(30,000)	(200,000)
Payment of common stock dividend	(61,000)	(33,500)
Intercompany borrowings (repayments), net	90,000	25,000
Other	80	(856)
Net Cash used in Financing Activities	(920)	(9,356)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	3,157	(12,075)
Balance at beginning of period	1,556	13,573
Balance at end of period	$4,713	$1,498

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$13,414	$12,530
Plant expenditures funded by deposits in NEEWS	$(18,469)	$-
Deposits in New England East West Solution (NEEWS)	$18,469	$-

The accompanying Notes to the  Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
June 30, 2013 and 2012
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of June 30, 2011	100	$1	$529,730	$140,731	$670,462

Net income				71,840	71,840
Cash dividends				(74,100)	(74,100)
Equity infusion from parent			100,000		100,000
Balance as of June 30, 2012	100	$1	$629,730	$138,471	$768,202

Net income				88,503	88,503
Cash dividends				(61,000)	(61,000)
Balance as of June 30, 2013	100	$1	$629,730	$165,974	$795,705

The accompanying Notes to the Financial Statements
are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (collectively with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the Public Utility Regulatory Authority (PURA).

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

UI has evaluated subsequent events through the date its financial statements were available to be issued, August 13, 2013.

Derivatives

UI is party to contracts, and involved in transactions, that are derivatives.  The fair values of the gross derivative assets and liabilities as of June 30, 2013 and 2012 were as follows:

	June 30,
	2013	2012
	(In Thousands)
Gross derivative assets:
Current Assets	$9,380	$11,410
Deferred Charges and Other Assets	$49,320	$70,161

Gross derivative liabilties:
Current Liabilities	$27,486	$30,332
Noncurrent Liabilities	$184,556	$229,563

Contracts for Differences (CfDs)

Pursuant to Connecticut's 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

PURA has determined that costs associated with these CfDs will be recoverable by UI and CL&P, and in accordance with ASC 980 "Regulated Operations," UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 "Derivatives and Hedging."  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of June 30, 2013, UI has recorded a gross derivative asset of $58.7 million, a regulatory asset of $153.3 million, and a gross derivative liability of $212.0 million ($138.6 million of which is related to UI's portion of CL&P's derivative liabilities).  See Note (K) "Fair Value of Financial Instruments" for additional CfD information.

The unrealized gains and losses from fair value adjustments to these derivatives recorded in regulatory assets or regulatory liabilities for the three- and six-month periods ended June 30, 2013 and 2012 were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(In Thousands)		(In Thousands)

Regulatory Assets - Derivative liabilities	$(15,099)	$2,167	$(23,263)	$(5,781)

Regulatory Liabilities - Derivative assets	$-	$40	$-	$12

Equity Investments

UI is party to a 50-50 joint venture with NRG in GenConn, which operates two peaking generation plants in Connecticut.  UI's investment in GenConn is being accounted for as an equity investment, the carrying value of which was $122.7 million and $124.8 million as of June 30, 2013 and December 31, 2012, respectively.

UI's pre-tax income from its equity investment in GenConn was $7.6 million and $8.4 million for the six-month periods ended June 30, 2013 and 2012, respectively.  The decline in 2013 earnings compared to 2012 is primarily due to the absence in the first quarter 2013 of non-recurring adjustments recorded in the first quarter of 2012 largely relating to 2011.  UI's pre-tax income from its equity investment in GenConn was $3.8 million and $3.9 million for the three‑month periods ended June 30, 2013 and 2012, respectively.  UI received cash distributions from GenConn of $9.8 million and $12.9 million during the six-month periods ended June 30, 2013 and 2012, respectively.  UI received cash distributions from GenConn of $9.8 million and $8.2 million during the three-month periods ended June 30, 2013 and 2012, respectively.  As of June 30, 2013, there were no undistributed earnings from UI's equity investment in GenConn.

Regulatory Accounting

UI's regulatory assets and liabilities as of June 30, 2013 and 2012 included the following:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Remaining	June 30,	June 30,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$242,275	$262,720
Connecticut Yankee	Not applicable	-	12,718
Unamortized redemption costs	8 to 20 years	11,702	12,505
Pension and other post-retirement benefit plans	(b)	234,302	179,680
Contracts for differences	(c)	153,286	178,322
Excess generation service charge	(d)	14,967	16,035
Storm costs	(e)	53,465	26,088
Deferred transmission income/expense	(f)	24,761	10,650
Other	(g)	18,176	10,258
Total regulatory assets		752,934	708,976
Less current portion of regulatory assets		81,901	64,651
Regulatory Assets, Net		$671,033	$644,325

Regulatory Liabilities:
Accumulated deferred investment tax credits	30 years	$4,538	$4,685
Income taxes due principally to book-tax differences	(g)	54,618	20,444
Deferred gain on sale of property	(a)	37,933	37,798
Middletown/Norwalk local transmission network service collections	36 years	21,688	22,261
Other	(g)	28,075	22,909
Total regulatory liabilities		146,852	108,097
Less current portion of regulatory liabilities		16,016	11,954
Regulatory Liabilities, Net		$130,836	$96,143

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2013, with stranded cost amortization expected to end in the fourth quarter of 2013.  The remaining balances will be fully offset by amounts primarily included in income taxes, due principally to book-tax differences.
(b) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) "Pension and Other Benefits" for additional information.
(c) Asset life is equal to delivery term of related contracts (which vary from approximately 7 - 14 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(d) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(e) Storm costs include accumulated costs for major storms occurring from January 2009 forward. UI is seeking recovery of these costs in its rate proceeding discussed in Note (C) "Regulatory Proceedings – Rates."
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(g) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan. Total UI stock-based compensation expense for each of the six-month periods ended June, 2013 and 2012 was $0.3 million. Total UI stock-based compensation expense for three-month periods ended June, 2013 and 2012 was $0.1 million and an immaterial amount, respectively.

Variable Interest Entities

UI has identified has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UIL Holdings is not the primary beneficiary of GenConn, as defined in ASC 810 "Consolidation," because it shares control of all significant activities of GenConn with its joint venturer, NRG.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UIL Holdings' exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UIL Holdings' 50% ownership position in GenConn and through "Income from Equity Investments" in UIL Holdings' Consolidated Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see "–Equity Investments" as well as Note (C) "Regulatory Proceedings – Equity Investment in Peaking Generation."

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

UI has identified the selected capacity resources with which UI has CfDs as VIEs and has concluded that UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these capacity resources.   As such, UIL Holdings has not consolidated the selected capacity resources.  UI's maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in "–Derivatives – Contracts for Differences (CfDs)" above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

UI has identified the entities for which UI is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UIL Holdings has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as UI does not have the power to direct any of the significant activities of these entities.  UI's exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) "Regulatory Proceedings – New Renewable Source Generation."

New Accounting Pronouncements

In July 2013, the FASB issued updated guidance to ASC 740 "Income Taxes" which prescribes the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists.    This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on UI's financial statements.

(B)	CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no par value, outstanding as of June 30, 2013 and 2012.

(C)	REGULATORY PROCEEDINGS

In November 2012, pursuant to PA 12-148, PURA opened a docket to investigate UI's and the Gas Companies' performance in restoring service following Superstorm Sandy, which passed through Connecticut in October 2012.  Hearings were held in the second quarter of 2013.  A draft decision was issued on July 30, 2013, in which PURA found that the electric distribution companies and the gas local distribution companies performed their storm-related activities in a timely and effective manner.  A final decision is scheduled for August 21, 2013.

Superstorm Sandy caused extensive damage to the electric system in UI's service territory and resulted in approximately 284,000 customer outages.  In accordance with PURA regulatory decisions and past storm cost guidance, UI has established a regulatory asset for its storm-related expense.  As of June 30, 2013, UI's estimate of the cost of repairing the damage resulting from the storm and restoring service to customers is approximately $35.8 million, of which approximately $13.9 million has been capitalized as property plant and equipment and the remainder as a regulatory asset.  UI is seeking recovery of these costs in its rate proceeding discussed below.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Rates

On February 15, 2013, UI filed an application to amend its existing distribution rate schedules for two rate years.  Included in this request is the initiation of the recovery of UI's storm regulatory asset of approximately $53 million for previously incurred storm costs not included in rates.  UI's application proposed a six-year recovery period for these costs along with the establishment of a storm reserve of $2 million per year to help address future storm costs, and the ability to defer additional storm costs above the reserve amount as a regulatory asset for recovery in a future proceeding.  UI does not currently have a storm reserve funded in rates.  In addition, UI proposed to use revenue from other sources, such as the 2010 and 2012 earnings sharing amounts owed to customers along with anticipated excess CTA revenue collections, to recover increased distribution revenue requirements through the end of 2013, which would allow the implementation of the proposed distribution rate increase to be deferred until January 1, 2014 coincident with the expiration of the CTA.

On July 30, 2013, PURA issued a draft decision which, if adopted without change as the final decision, would, among other things, increase the UI distribution and CTA allowed return on equity (ROE) from 8.75% to 9.15%, continue UI's existing earnings sharing mechanism by which UI and customers share on a 50/50 basis all distribution earnings above the allowed ROE in a calendar year, and continue the existing decoupling mechanism.  The draft decision would also disallow approximately $16 million in deferred major storm costs and approximately $21 million of the capital costs related to UI's recently completed administrative and operations buildings.  UI believes these disallowances are contrary to the evidence on the record, applicable law, ratemaking principles and PURA precedent.  If these disallowances were adopted in the final decision, UI would likely have to record a pretax write off of as much as $37 million in the third quarter.  On August 6, 2013, UI filed its written exceptions to the draft decision, addressing these and other aspects of the draft decision that UI submits should be changed in a final decision.  UI participated in oral arguments on August 12, 2013.  A final decision is expected on August 14, 2013.

UI filed its revised distribution 2011 rate year decoupling results with PURA on June 29, 2012.  The decoupling results included a decoupling adjustment of approximately $4.4 million which was proposed to be collected from customers beginning in the first quarter of 2013, pending PURA approval.  On April 4, 2013, UI filed its 2012 rate year decoupling results.  The 2012 decoupling results included an adjustment of approximately $6.4 million.  As PURA has not issued a decision on the 2011 decoupling results filing, UI has proposed that the results of the 2011 and 2012 decoupling filings be combined into one rate adjustment to be collected from customers over a 12-month period beginning in the fourth quarter of 2013.  PURA is expected to rule on this filing in the third quarter of 2013.  Additionally, PURA approved last resort service Generation Services Charge rates for the period through September 30, 2013.

UI has PURA approval for the issuance of up to $379 million principal amount of debt securities from 2010 through 2013 (the Proposed Notes).  UI was authorized to use the proceeds from the sale of the Proposed Notes for the following purposes:  (1) to finance capital expenditures; (2) the repayment of an equity bridge loan, the proceeds of which were used to finance UI's equity contribution in GenConn for the development and construction of  GenConn Devon and GenConn Middletown; (3) to fund UI's pension plan; (4) to partially repay short‑term borrowings that are incurred to temporarily fund the preceding needs; (5) to pay issuance costs related to the Proposed Notes; (6) to repay $103.5 million principal amount outstanding of pollution control revenue bonds, and (7) for general corporate purposes.  UI has issued $303.5 million principal amount of senior unsecured notes pursuant to such PURA approval, $100 million of which were issued in July 2010, $103.5 million of which were issued in January 2012 and $100 million of which were issued in April 2012.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2013, and 30% for the first half of 2014.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 "Derivatives and Hedging" and elected the "normal purchase, normal sale" exception under ASC 815 "Derivatives and Hedging."  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI's credit rating on senior debt were to fall below investment grade.  If UI's credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI's credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of June 30, 2013, UI would have had to post an aggregate of approximately $8.2 million in collateral.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

New Renewable Source Generation

Under a 2011 Connecticut law (PA 11-80), UI and CL&P are required to enter into long-term contracts to purchase renewable energy credits (RECs) from small renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21-year period.  The obligations will phase in over a six-year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after six years.  Upon purchase, the RECs will be accounted for as inventory.  UI expects to partially mitigate the cost of the contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs of the contracts, including any gain or loss resulting from the resale of the RECs, are recoverable through electric rates.  In December 2011, UI and CL&P submitted a joint petition to PURA outlining a plan to address these requirements and in April 2012, PURA approved the program.  Under the program to date, UI has entered into contracts totaling up to $2.1 million annually in payments for 15-year delivery terms commencing in 2013 and 2014.  UI is in the process of evaluating bids received in June 2013 that are expected to result in additional contracts totaling over $2 million annually for 15-year delivery terms commencing in 2014.

PA 11-80 also allows for the development of up to 30 MW of grid-connected renewable energy.  Under PA 11-80, regulated electric utility companies may submit a proposal to the Connecticut Department of Energy and Environmental Protection (DEEP) to build, own or operate one or more generation facilities up to 10 MWs using Class 1 renewable energy.  In December 2011, DEEP announced that it had selected two 5 MW solar projects in CL&P service territory.  CL&P executed contracts with the developers of the two 5 MW solar projects to purchase energy and associated products from both projects.  These contracts and the associated cost recovery have been approved by DEEP and PURA, respectively.  UI and CL&P executed a sharing arrangement, pursuant to which UI will pay 20% of the costs, and receive 20% of the benefits, associated with the projects.  Pursuant to PURA's approval of the cost recovery, the payments made to projects are recoverable through electric rates.  In January 2012, UI filed a proposal with PURA outlining a framework for approval of UI's renewable connections program under which UI would develop up to 10 MW of renewable generation for recovery on a cost of service basis.  PURA issued a final decision in July 2012, in which it approved the construction of one solar facility and two fuel cell facilities.  The decision approves an ROE equal to UI's then currently allowed distribution ROE, which was 8.75%, over the life of the facility.  UI had requested an ROE of 9.5% for the renewable connections projects.  In September 2012 PURA reopened the proceeding on its own motion and issued interrogatories, responses to which were filed by UI.  UI's participation in the program is voluntary.

On July 8, 2013, DEEP issued a request for proposals (RFP) for energy and/or RECs from Class I renewable resources in accordance with Public Act 13-303 (PA 13-303).  Under PA 13-303, DEEP will select winning bidders and may direct UI to enter into contracts for energy and/or RECs in a quantity up to 4% of UI's distribution load.  Contracts are expected to be executed in the third quarter of 2013.  PA 13-303 provides that costs of any such agreement reasonably incurred by the electric utility are recoverable from customers.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P's New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project, which is substantially complete, (2) the Interstate Reliability Project, which has Connecticut Siting Council approval and (3) the Central Connecticut Reliability Project being studied now as part of the "Greater Hartford Central Connecticut Study" (GHCC) due to the expanded scope of ISO-NE's reassessment.  GHCC transmission solutions are being considered and a set of preferred solutions are expected to be identified by ISO-NE in late 2013 or early 2014.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P's costs for the Connecticut portions of the NEEWS projects.  Based upon the current projected costs, this amount is approximately $60 million.  As assets are placed in service, CL&P will transfer title to certain NEEWS transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement (O&M Agreement) with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement.  Such termination would have no effect on the assets previously transferred to UI.

As of June 30, 2013, UI has made aggregate deposits of $34 million under the Agreement.  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the Greater Springfield Reliability Project to UI, at which time the O&M Agreement became effective.  In February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the Greater Springfield Reliability Project, to UI.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.3 million and $0.4 million in the three-month periods ended June 30, 2013 and 2012, respectively.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $0.9 million and $0.7 million in the six-month periods ended June 30, 2013 and 2012, respectively.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2013 through December 31, 2013 of $33.1 million and $40.2 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2013 approved revenue requirements.

GenConn filed a rate case request with PURA on June 28, 2013, seeking approval of 2014 revenue requirements for the annual period commencing January 1, 2014 for both the GenConn Devon and GenConn Middletown facilities.  A final decision on this request is expected by the end of 2013.

Transmission Return on Equity (ROE)

PURA decisions do not affect the revenue requirements determination for transmission, including the applicable ROE, which are within the jurisdiction of the FERC.  For 2013, UI is estimating an overall allowed weighted-average ROE for its transmission business in the range of 12.2% to 12.4%.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the Connecticut Office of Consumer Counsel, filed a joint complaint with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% is not just and reasonable and seeking a proposed reduction of the base ROE to 9.20% to be effective October 1, 2011 through December 31, 2012.  The New England transmission owners filed their response to the complaint in October 2011, opposing any change to the base ROE as unsupported and demonstrating that the base ROE of 11.14% remained just and reasonable.

The docket participants updated their proposed ROEs in April 2013.  In the updates, the state complainants argued for a base ROE of 8.9%; municipal utilities in Massachusetts requested a base ROE of 8.5%; and FERC trial staff submitted testimony to support a base ROE of 8.93%.  The New England transmission owners' April 2013 update supports the continuation of the base ROE of 11.14%.  On August 6, 2013, the Administrative Law Judge issued an initial decision finding that the existing base ROE of 11.14% was unjust and unreasonable, and that the just and reasonable base ROE is 10.6% for the previously determined refund period of October 1, 2011 through December 31, 2012, and 9.7% for the period after an opinion is issued by FERC in the proceeding, which is expected to be issued in the first half of 2014.  UI is unable to predict the outcome at this time.  A 25 basis point change in the weighted-average ROE for UI's transmission business would change net income by approximately $0.6 million annually, for example.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, seeking a proposed reduction of the base ROE to 8.70%, effective January 1, 2013.  The transmission owners filed an answer and request for dismissal in January 2013, including opposition to the establishment of a second 15 month refund period because the complaint seeks substantially the same relief against the same respondents but for a different 15 month period as the pending complaint of governmental entities.  The complainants filed their answer to the transmission owners' answer in February 2013 and to date FERC has not taken any action.  UI is unable to predict the outcome of this proceeding at this time.

(D)	SHORT‑TERM CREDIT ARRANGEMENTS

As of June, 2013, UI did not have any borrowings outstanding under the revolving credit agreement, which will expire on November 30, 2016, entered into by and among UIL Holdings and its regulated subsidiaries including UI (the Credit Facility).  Available credit under the Credit Facility at June, 2013 totaled $250 million for UI.  UI records borrowings under the Credit Facility as short‑term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration, thus affording UI flexibility in managing its working capital requirements.

(E)	INCOME TAXES

The combined statutory federal and state income tax rates for UI for the three- and six-month periods ended June 30, 2013 and 2012 was 40.9%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI's reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rates for the three- and six-month periods ended June 30, 2013 were 39.5% and 39.2%, respectively, as compared to 41.0% and 41.3%, for the three- and six-months periods ended June 30, 2012 respectively.

(G)	PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non‑qualified supplemental pension plan for certain employees and a non‑qualified retiree‑only pension plan for certain early retirement benefits.  During the six month period ended June 30, 2013, UI made contributions of $19.7 million.  In July 2013, an additional contribution of approximately $4.7 million was made.  Additional contributions during the remainder of 2013 are expected to be approximately $4.7 million.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

The following table represents the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) as well as the actuarial weighted-average assumptions used in calculating net periodic benefit cost for the three- and six-month periods ended June 30, 2013 and 2012:

	Three Months Ended June 30,
	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,994	$1,666	$308	$256
Interest cost	5,340	5,591	843	926
Expected return on plan assets	(6,589)	(5,841)	(397)	(385)
Amortization of:
Prior service costs	150	161	(13)	(17)
Transition obligation (asset)	-	-	-	98
Actuarial (gain) loss	4,886	3,591	497	340
Net periodic benefit cost	$5,781	$5,168	$1,238	$1,218

	Six Months Ended June 30,
	Pension Benefits		Other Postretirement Benefits
	2013	2012	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$3,988	$3,332	$616	$512
Interest cost	10,680	11,182	1,686	1,852
Expected return on plan assets	(13,178)	(11,682)	(794)	(770)
Amortization of:
Prior service costs	300	322	(26)	(34)
Transition obligation (asset)	-	-	-	196
Actuarial (gain) loss	9,772	7,182	994	680
Net periodic benefit cost	$11,562	$10,336	$2,476	$2,436

	Three and Six Months Ended June 30,
	Pension Benefits				Other Postretirement Benefits
	2013		2012		2013		2012
Discount rate	4.00% - 4.25%		5.05% - 5.30%		4.25%		5.30%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Composite health care trend rate (current year)	N/	A	N/	A	7.50%		8.00%
Composite health care trend rate (2018 forward)	N/	A	N/	A	5.00%		5.00%

N/A – not applicable

(H)	RELATED PARTY TRANSACTIONS

UI received cash distributions from GenConn of $9.8 million during the three- and six-month periods ended June 30, 2013.  During the three- and six-month periods ended June 30, 2012, UI received distributions of $8.2 million and $12.9 million, respectively.  See Note (A) "Business Organization and Statement of Accounting Policies – Equity Investments."

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leased office space.  In June 2012, a new lease was entered into by UIL Holdings.  UI's lease payments for this office space for each of the six month periods ended June 30, 2013 and 2012 totaled $0.1 million and $2.8 million, respectively.  For the three month periods ended June 30, 2013 and 2012, such lease payments totaled an immaterial amount and $2.4 million, respectively.  The decrease in lease payments in 2013 is due to a reduction in office space utilized by UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such services primarily consist of Finance and Accounting, Legal, Information Technology and Human Resources.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  As of June 30, 2013 and 2012, the Balance Sheet reflects inter-company receivables of $0.8 million and $2.5 million, respectively, and inter-company payables of $8.7 million and $7.6 million, respectively.

Dividends/Capital Contributions

In 2013 and 2012, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the six months ended June 30, 2013 and 2012, UI accrued dividends to UIL Holdings of $61.0 million and $39.3 million, respectively.

For the six months ended June 30, 2013, UI did not receive any equity infusions from UIL Holdings.   For the six months ended June 30, 2012, UI received equity infusions from UIL Holdings of $100 million.

(J)	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, UIL Holdings and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management's assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, UIL Holdings accrues a reserve and discloses the reserve and related matter.  UIL Holdings discloses matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.1 million as of June 30, 2013.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of groundwater monitoring and nuclear fuel storage, at least annually, and provides UI with a projected schedule depicting annual costs expected to be billed to UI.

On May 1, 2013, Connecticut Yankee filed an application with FERC to, among other things, reduce its rates and eliminate future decommissioning funding requirements for its owners.  On June 27, 2013, FERC issued a final decision which approved both the proposed rate reduction and the elimination of future decommissioning funding requirements.  As a result, UI's obligation and corresponding regulatory asset have been eliminated as of June 30, 2013.  The final decision also allows Connecticut Yankee to distribute the DOE Phase I damage award, discussed below, to its owners and it incorporates Connecticut Yankee's proposed periodic review mechanism related to the continued adequacy of the Nuclear Decommissioning Trust to meet its financial obligations.

DOE Spent Fuel Litigation

The Nuclear Waste Policy Act of 1982 (the Act) requires the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee's Nuclear Waste by the end of January 1998.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  In May 2012, the United States Court of Appeals affirmed the September 2010 United States Court of Federal Claims award.  Connecticut Yankee has received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which will be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking unspecified damages incurred since January 1, 2002 for the DOE's failure to remove Connecticut Yankee's spent fuel.  In July 2009, Connecticut Yankee provided the DOE with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  In light of its ownership share, UI would receive approximately $12.8 million of such award which would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee's spent fuel, Connecticut Yankee constructed an independent spent fuel storage installation (ISFSI), utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UIL Holdings and its wholly-owned direct and indirect subsidiaries may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UIL Holdings' subsidiaries.  Significant environmental issues known to UIL Holdings at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) to transfer title of UI's Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City, and the City's selected developer for the property, the City and the developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or the developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments, and UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI's responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in PURA's July 2006 decision.

A former generation site on the Mill River in New Haven owned by UI (English Station) was conveyed in 2000 by UI to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of June 30, 2013, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims, and the plaintiffs filed an answer to UI's counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI's liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act.  On October 12, 2012, the motion for summary judgment was denied without prejudice.  UI's knowledge of the current conditions at the English Station site is insufficient to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suit, and thus has not recorded a liability related to it.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

On April 8, 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  On May 8, 2013, UI requested a hearing before DEEP on the order.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut's electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission‑related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, Connecticut, on which it operated an oil‑fired electric generating unit.  For several years, DEEP has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI's portion of the Middletown/Norwalk Transmission Project's underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled claims brought by the two subcontractors and their respective lawsuits were dismissed with prejudice.  The claim by the general contractor was not settled and UI is vigorously defending the litigation.  Based on the settlement of the subcontractors' claims, and after the completion of evidence in the state court trial, UI estimates that the general contractor's claims have been reduced to approximately $7.7 million, exclusive of the contractor's claims for interest, costs, and attorneys' fees.

UI also is pursuing an indemnification claim against the general contractor. The trial on the general contractor's claims and UI's indemnification claim concluded in December 2012.  Post-trial briefing and oral argument were completed in February of 2013.  A decision by the judge is expected in the third quarter of 2013.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI's transmission revenue requirements.  In October 2012, the general contractor filed a complaint against UI with the FERC alleging that UI's inclusion of certain costs incurred by UI in connection with the Middletown/Norwalk Transmission Project were not reasonably and/or prudently incurred and/or were not incurred in good faith by UI, and subsequently filed an amended complaint.  UI vigorously defended against these allegations and, on February 21, 2013, the FERC dismissed the complaint, without prejudice.

(K)	FAIR VALUE MEASUREMENTS

As required by ASC 820 "Fair Value Measurements and Disclosures," financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI's assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI's financial assets and liabilities, other than pension benefits and other postretirement benefits, at fair value on a recurring basis as of June 30, 2013 and 2012.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
June 30, 2013	(In Thousands)
Assets:
Derivative assets	$-	$-	$58,700	$58,700
Supplemental retirement benefit trust life insurance policies	-	6,953	-	6,953
	$-	$6,953	$58,700	$65,653

Liabilities:
Derivative liabilities	$-	$-	$212,042	$212,042
Long-term debt	-	848,812	-	848,812
	$-	$848,812	$212,042	$1,060,854

Net fair value assets/(liabilities), June 30, 2013	$-	$(841,859)	$(153,342)	$(995,201)

June 30, 2012
Assets:
Derivative assets	$-	$-	$81,571	$81,571
Supplemental retirement benefit trust life insurance policies	-	6,035	-	6,035
	$-	$6,035	$81,571	$87,606

Liabilities:
Derivative liabilities	$-	$-	$259,895	$259,895
Long-term debt	-	894,406	-	894,406
	$-	$894,406	$259,895	$1,154,301
Net fair value assets/(liabilities), June 30, 2012
	$-	$(888,371)	$(178,324)	$(1,066,695)

The derivative assets and liabilities consist primarily of CfDs and weather insurance contracts.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the June 30, 2013 or December 31, 2012 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range

Contracts for differences	Risk of non-performance	0.00% - 1.03%
	Discount rate	1.96% - 2.70%
	Forward pricing ($ per MW)	$1.40 - $9.83

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

In addition, UIL performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   PURA has determined that changes in fair value associated with the CfDs are fully recoverable.  As a result, such changes have no impact on UIL Holdings' net income.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of June 30, 2013 and December 31, 2012 in the active markets for the various funds within which the assets are held.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Fair value of long-term debt is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the six-month period ended June 30, 2013.

Six Months Ended
June 30, 2013

Net fair value assets/(liabilities), December 31, 2012	$(176,605)
Unrealized gains and (losses), net
Included in regulatory assets/(liabilities)	23,263
Net fair value assets/(liabilities), June 30, 2013	$(153,342)

Change in unrealized gains (losses), net relating to net fair value assets/(liabilities), still held as of June 30, 2013	$23,263

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the CfDs for the six-month period ended June 30, 2013.  The amounts offset the net CfDs liabilities included in the derivative liabilities detailed above.

Six Months Ended
June 30, 2013
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2012	$176,605
Unrealized (gains) and losses, net	(23,263)
Net regulatory assets/(liabilities), June 30, 2013	$153,342